Putnam Investors Fund, January 31, 2018, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	16,284
Class B	   109
Class C	   234
Class M	   110

72DD2 (000s omitted)

Class R	    13
Class R6   293
Class Y	 3,894

73A1

Class A	 0.285
Class B	 0.089
Class C	 0.100
Class M	 0.157

73A2

Class R	 0.230
Class R6 0.387
Class Y	 0.354

74U1	(000s omitted)

Class A	57,639
Class B	 1,159
Class C	 2,310
Class M	   703

74U2	(000s omitted)

Class R	    53
Class R6   776
Class Y	10,992

74V1

Class A	 30.15
Class B	 26.99
Class C	 28.39
Class M	 28.36

74V2

Class R	 29.86
Class R6 30.72
Class Y	 30.58


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.